                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have issued our report dated April 30, 1996 (except for Note N, as to which the date is June 25, 1996), accompanying the financial statements and schedules of Q.E.P. Co., Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

New York, New York

August 2, 1996